Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276717

Prospectus Supplement No. 2 to Prospectus dated February 14, 2024

Signing Day Sports, Inc.

Up to 4,661,102 shares of Common Stock

This Prospectus Supplement No. 2 (“Prospectus Supplement No. 2”) relates to the Prospectus of Signing Day Sports, Inc. (the “Registrant,” “we,” “us,” or “our”), dated February 14, 2024 (the “Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on February 15, 2024 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, relating to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 5, 2024 (File No. 333-276717). Capitalized terms used in this Prospectus Supplement No. 2 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 2 is being filed to include the information set forth in our Current Report on Form 8-K filed with the SEC on February 28, 2024.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on February 15, 2024 (the “Prior Supplement”), and is qualified by reference to the Prospectus and the Prior Supplement, except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and the Prior Supplement, and may not be delivered without the Prospectus and the Prior Supplement.

Our shares of common stock are traded under the symbol “SGN” on NYSE American LLC (“NYSE American”). On February 28, 2024, the last reported sale price of our common stock on NYSE American was $0.6999.

We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 17 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is February 29, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2024

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

Second Amended and Restated Certificate of Incorporation

In connection with the approval by the stockholders of Signing Day Sports, Inc. (the “Company”) of a proposal to amend the Amended and Restated Certificate of Incorporation of the Company to authorize 15,000,000 shares of “blank-check preferred stock” in one or more series as solely determined by the board of directors of the Company (the “Board”) with voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board (the “Blank Check Preferred Stock Authorization”), on February 27, 2024, the Company filed the Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) with the Secretary of State of the State of Delaware, which became effective on February 27, 2024, to effect the Blank Check Preferred Stock Authorization. The principal and potential effects of the Blank Check Preferred Stock Authorization upon the rights of holders of the Company’s capital stock are included in the section “Proposal No. 1 – Amendment to the Amended and Restated Certificate of Incorporation To Authorize Blank Check Preferred Stock” of the Definitive Proxy Statement  filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 29, 2023 and distributed in accordance with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Proxy Statement”), which is incorporated by reference herein. The foregoing description of the Second Amended and Restated Certificate is a summary only and is qualified in its entirety by reference to the complete text of the Second Amended and Restated Certificate, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein. Additional information regarding the submission and approval of the proposal relating to the Blank Check Preferred Stock Authorization is disclosed under Item 5.07 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2024, Richard Symington notified the Board of his resignation from his positions as President, Chief Technology Officer, and a member of the Board, effective immediately. Mr. Symington’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Symington also notified the Board that the Executive Employment Agreement, dated November 22, 2023, between Mr. Symington and the Company, was terminated, effective immediately.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Second Amended and Restated Certificate of Incorporation

The information set forth in Item 3.03 – “Second Amended and Restated Certificate of Incorporation” above is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 27, 2024, the Company held a Special Meeting of Stockholders (the “Special Meeting”). As of December 29, 2023, the record date for the Special Meeting, there were 13,248,552 shares of common stock issued and outstanding and entitled to vote on the proposals presented at the Special Meeting, of which 10,022,278 shares, or 75.65%, were present in person or represented by proxy, which constituted a quorum. The holders of shares of the Company’s common stock are entitled to one vote for each share held. The proposals are described in greater detail in the Proxy Statement, the relevant portions of which are incorporated by reference herein. Set forth below are the final voting results for each of the proposals submitted to a vote of the Company’s stockholders at the Special Meeting.

(i) Proposal No. 1: To consider and vote upon a proposal to amend the Amended and Restated Certificate of Incorporation of the Company to authorize 15,000,000 shares of preferred stock, which shares shall be “blank-check preferred stock” in one or more series as solely determined by the Board, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the Board. Proposal No. 1 was approved as set forth below:

For	Against	Abstain
9,413,811	807,721	50,000

(ii) Proposal No. 2: To consider and vote upon a proposal to amend the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”) to increase the number of authorized shares of common stock available for issuance under the Plan from 750,000 shares of common stock to 2,250,000 shares of common stock. Proposal No. 2 was approved as set forth below:

For	Against	Abstain
5,736,703	4,440,829	94,000

(iii) Proposal No. 3: To consider and vote upon a proposal to approve the issuance of up to $25,000,000 in common stock under an “equity line” financing arrangement in order to comply with Section 713 of the NYSE American LLC Company Guide. Proposal No. 3 was approved as set forth below:

For	Against	Abstain
9,594,987	582,515	94,030

There were no broker non-votes with respect to any of the above proposals.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
3.1	Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2024	SIGNING DAY SPORTS, INC.

/s/ Daniel D. Nelson
Name: Daniel D. Nelson
Title: Chief Executive Officer

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